Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Denali Capital Acquisition Corp. of our report dated February 28, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Denali Capital Acquisition Corp. as of February 7, 2022 and for the period from January 5, 2022 (inception) through February 7, 2022, included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

February 28, 2022